May [●], 2020

PERSONAL AND CONFIDENTIAL

[FIRST NAME][LAST NAME]

Dear [FIRST NAME],

As you know, Valaris plc (together with its subsidiaries, the “Company”) is currently facing a challenging business environment due largely to the recent collapse in oil prices, the dramatic decline in global demand for oil and the economic uncertainties created by world efforts to control the spread of the COVID-19 pandemic. In light of this situation, the Company has made certain changes to your compensation as described in this letter agreement (this “Agreement”). We thank you for your hard work and continuous efforts and are pleased that we are able to offer a revised compensation program during these challenging times.

Retention Bonus

Subject to the terms of this Agreement, the Company has granted you a cash retention bonus in the aggregate amount of U.S. $[____] (the “Retention Bonus”). You will receive the Retention Bonus, net of applicable taxes and withholdings, within thirty (30) days following May 1, 2020.

You will be required to repay the Retention Bonus, net of any taxes you are required to pay in respect thereof and taking into account any tax benefit that may be available in respect of such repayment to the Company, in the event, during the twelve (12) months following the Retention Bonus payment date, your employment with the Company is terminated (or you are under notice of such a termination) for Cause (as defined in the Company’s Executive Severance Plan (as the same may be amended, the “Severance Plan”)) or as a result of your voluntary resignation (or providing notice of such a resignation) (other than as a result of death or disability) without Good Reason (as defined in the Company’s 2018 Long-Term Incentive Plan (as the same may be amended, the “LTIP”) (such repayment obligations, the “Clawback”). The Clawback will expire on the earlier of (i) the first (1st) anniversary of the Retention Bonus payment date, (ii) the consummation of a “Change in Control” of Valaris plc (as defined in the Severance Plan), or (iii) the completion of any liquidation, windup, reorganization, or restructuring of the Company, whether under the federal law of the United States or any other jurisdiction. Any required repayment under the Clawback must be made promptly, and in all events within twenty (20) calendar days following the date of your termination of employment with the Company.

Quarterly Cash Incentive

Subject to the terms of this Agreement, you will also be eligible to receive quarterly cash incentive payments, based on the Company’s achievement of quarterly performance metrics, for the period commencing with the second quarter of fiscal year 2020 and ending with the first quarter of fiscal year 2021 (the “Performance Period”) under the Ensco plc 2018 Cash Incentive Plan (as the same may be amended, the “ECIP”).

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Your target award for the Performance Period will equal $[____] (your “Annual Target”) meaning that your target award per quarter will equal $[____] (your “Quarterly Target”). Upon the completion of each quarter, the Company will determine its level of achievement against the performance metrics applicable to such quarter. You will receive a detailed breakdown of the applicable performance metrics in a separate communication in the coming weeks.

➢
Based on the level of achievement of the Company’s performance metrics, you will be eligible to receive a payment for each quarter ranging from 0% (for below threshold performance) to 50% (for threshold performance) to 100% (for target performance) to 150% (for maximum or greater performance) of your Quarterly Target. In the event that the level of achievement during a quarter falls between threshold and target performance or between target and maximum performance, the applicable payout based on such achievement will be determined by linear interpolation.

➢
Your earned quarterly cash incentive payments will be paid in quarterly installments, net of applicable taxes and withholdings, as soon as administratively practicable following the Company’s determination of the level of achievement for each such quarter; provided, that in no event will such a payment be made on or after the sixtieth (60th) day following the end of the applicable fiscal quarter.

➢
Notwithstanding the foregoing, as determined in the sole discretion of the Company, you may receive an advance payment equal to 100% of your Quarterly Target for a quarter and shall have no further rights to additional sums with respect to such quarter, except as otherwise set forth with regard to the “catch-up” payment described below. In the event your advance payment (i.e., 100% of your Quarterly Target) is greater than the amount you would otherwise have earned for that quarter based on actual performance, your quarterly cash incentive payment for the next quarter will be reduced by the amount of the overpayment or, if your employment terminates in circumstances in which you are not entitled to receive any incentive payment for such subsequent quarter, you may, in the discretion of the Company, be required to repay such excess (net of any taxes you are required to pay with respect thereof) within twenty (20) calendar days following the date you receive notice of the actual payment amount.

➢
As soon as practicable following March 31, 2021, the Company will determine the overall level of achievement for the Performance Period against cumulative performance metrics for the 12-month period from April 1, 2020 through March 31, 2021 (the “Cumulative Performance”). You will be eligible to receive an additional “catch-up” payment, payable with your cash incentive payment for the first quarter of fiscal year 2021, to the extent that the Company’s Cumulative Performance for the Performance Period would result in a payout that exceeds the aggregate payments that you were otherwise entitled to or received for the Performance Period.

Your eligibility to receive a cash incentive payment for each applicable quarter and any catch-up payment for the year is subject to your continued employment with the Company through (and not being under any notice of termination of employment as of) the applicable payment date.

In the event your employment is terminated by the Company for Cause or due to your voluntary resignation without Good Reason, you will immediately forfeit any unpaid cash incentive payment for any previously completed fiscal quarters and you will not be eligible to receive a payment with respect to any fiscal quarters ending on or following your termination date. In the event your employment is terminated by the Company without Cause or by resignation for Good Reason or as a result of death or disability, you will (i) receive any earned but unpaid cash incentive for any previously completed fiscal quarters; (ii) receive a payment for the fiscal quarter during which your termination of employment occurs based on actual performance for such quarter prorated by multiplying the amount of such bonus that would be payable for the full fiscal quarter by a fraction, the numerator of which is the number of days you were employed during the fiscal quarter in which your termination of employment occurs and the denominator of which is equal to the number of days contained in such fiscal quarter; and (iii) forfeit and not be eligible to receive any payment with respect to any fiscal quarters following the fiscal quarter during which your employment terminates. The payments referred to in (i) and (ii) immediately above will be subject to the terms and conditions set forth in the Severance Plan, including the requirement to execute and not revoke a Release (as defined in the Severance Plan).

In the event of a Change in Control, you will (i) receive any earned but unpaid cash incentive for previously completed fiscal quarters; (ii) receive a payment equal to 100% of the Quarterly Target for the fiscal quarter during which the Change in Control is consummated; and (iii) forfeit and not be eligible to receive any payment with respect to any fiscal quarters following the fiscal quarter during which the Change in Control has occurred. The payments referred to in (i) and (ii) immediately above will be made as soon as administratively practicable following a Change in Control, and in all events within thirty (30) days thereafter.

Relationship to Other Payments and Agreements

By signing this Agreement below, you hereby forfeit and expressly acknowledge and agree that you will have no right to receive the retention bonus previously awarded to you under [that certain letter agreement between you and [ENSCO Corporate Resources LLC / Ensco Asia Pacific Pte Limited] dated as of March 1, 2020]. In addition, your eligibility to receive the payments described above under “Retention Bonus” and “Quarterly Cash Incentive” are in lieu of your participation in and eligibility to receive or retain any award under the LTIP during fiscal year 2020. By signing this Agreement below, you expressly acknowledge and agree that you are forfeiting, in exchange for no consideration, the restricted share units and performance units previously granted to you under the LTIP on [Insert grant date for annual awards]. In addition, and for the avoidance of doubt, the payments described above under “Quarterly Cash Incentive” will be the only payments that you will be eligible to receive under the ECIP for fiscal year 2020. All payments under this Agreement are not pensionable and shall not be considered compensation for purposes of any of the Company’s retirement programs.

Miscellaneous

This Agreement and the rights and obligations hereunder will be governed by and construed in accordance with the laws of [the State of Texas / England and Wales] without reference to any jurisdiction’s principles of conflicts of law and reflect the parties entire understanding and agreement with regard to the foregoing.

The Company reserves the right to amend, modify or terminate this compensation program for any calendar quarter that has not commenced (i.e., the Company cannot amend, modify or terminate the program with respect to any calendar quarter that has already commenced).

Should you have any questions regarding the foregoing, please contact Kristin Larsen at Kristin.larsen@valaris.com. We look forward to your continued support and efforts during these challenging times for Valaris.

Sincerely,

/s/ Thomas Burke

Thomas Burke
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Signature:
Printed Name:
Date: